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                                                                       Exhibit 2


                           ASSET PURCHASE AGREEMENT

         Asset Purchase Agreement (the "Agreement"), made and entered into as of September 30, 2003, by News Communications Inc., a Nevada corporation ("NCI" or "Seller") and World Business Media, LLC, a New York limited liability company ("World" or "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, NCI wishes to sell and World wishes to purchase the Assets (as defined below), all upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in reliance upon the covenants, representations, warranties and agreements set forth herein, the parties agree as follows:

SECTION I - SALE AND PURCHASE OF ASSETS

1.1.     Transaction:

         At the Closing (as hereinafter defined), Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, all of Seller's right, title and interest in and to the Assets (as hereinafter defined) to the extent transferable by Seller. For the purposes of this Agreement, "Assets" shall mean only those assets and contract rights of Seller related to the Seller's GSN Business (as hereinafter defined) being conducted as of the date of this Agreement (but shall not include any assets excluded pursuant to Section 1.2)) and listed in Section 1.1(a),
         Schedule 1.1(b)-1 and Schedule 1.1(b)-2 or otherwise described in Sections 1.1(a) - (g) below. For the purposes of this Agreement, "Seller's GSN Business" shall mean Seller's GSN: Government Security News magazine business, together with websites at www.governmentsecuritynews.net and www.GSNMagazine.com, as well as any businesses conducted by Seller as of the date of this Agreement under the name GSN: Government Security News or Government Security News. The Assets shall be comprised of the following as they exist at and as of the Closing, to the extent transferable:

         (a) the computer, including the CPU, hard drive, monitor, keyboard, mouse and printer used by Jacob Goodwin;

         (b) all the rights and benefits accruing to Seller under all contracts, agreements, commitments and plans, written and oral, with all of Seller's advertisers relating to Seller's GSN Business ("Advertiser Contracts") listed on Schedule 1.1(b)-1 ("Transferred Advertisers"), and all rights and benefits accruing to Seller under any contracts, agreements, commitments or plans listed on Schedule 1.1(b)-2 (together with the Advertiser Contracts "Assigned Contracts");




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         (c) subject to the provisions of Section 1.2(f), all work-in-process and accounts receivable arising out of the ordinary operations of Seller's GSN Business and related activities prior to the Closing, and all cash proceeds in respect thereof;

         (d) all operating data and records in Seller's possession relating to the Assets which are separately maintained, including, without limitation, all advertiser records and documents, including contracts, advertiser lists and records, research and development reports and records, equipment logs, operating guides and manuals, projections, copies of financial, accounting and personnel records, correspondence and other similar documents and records;

         (f) all of Seller's interest in and to all intellectual property relating to the Assets, including all rights to the name GSN, GSN:
             Government Security News, all works made for hire for Seller's GSN Business (including without limitation all the copyrights in and to all issues of GSN: Government Security News magazine and all original works of authorship therein owned by Seller as well as inserts, press kits, flyers or the like) as well as any license rights to any articles, research, designs, layouts, software (to the extent transferable), processes, methods, plans, research, data, marketing plans and strategies, forecasts, trademarks, service marks, trade names, licenses (if transferable), including those in development and negotiation, copyrights (both registered and unregistered);

         (g) any licenses, permits, approvals, qualifications, consents and other authorizations held by Seller necessary or desirable for the lawful conduct, ownership and operation of the Seller's GSN Business but only to the extent solely applicable to Seller's GSN Business and not in any manner applicable to NCI's other businesses;

         (h) all claims, warranty rights and other similar rights arising in connection with the Transferred Advertisers, the Assigned Contracts or with the tangible assets listed in Section 1.1(a); and all proprietary or other confidential information necessary or desirable to the conduct of Seller's GSN Business as conducted by Seller prior to the Closing belonging to third parties to which Seller has any rights; and

         (i) All domain names, domain name registrations and other rights listed in Schedule 1.1(i).

1.2.     Excluded Assets

         Notwithstanding anything in Section 1.1 to the contrary, the Assets shall exclude, and Seller shall not sell, assign or transfer to Purchaser, any assets not specifically described in subsections 1.1(a) through and including 1.1(h); and, notwithstanding anything in Section
         1.1 to the contrary, the Assets shall not include:


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         (a) Seller's rights under this Agreement, including the purchase price payable to Seller;

         (b) All rights and benefits accruing to Seller under all contracts, agreements, commitments and plans that are not Assigned Contracts;

         (c) all tax returns and rights to tax refunds for any period ending on or prior to the Closing relating to the Seller's Business;

         (d) any books or records of Seller which are not exclusively related to the GSN Business or which Seller may be required to retain relating to the Seller's Business pursuant to any statute, rule, regulation or ordinance or relating solely to the conduct of the GSM Business by the Seller prior to the Closing;

         (e) any and all assets of Seller, of whatever description, not related to the Transferred Clients, the Assigned Contracts, the tangible assets listed in Schedule 1.1(a) and the other assets specifically described in Section 1.1; and

         (f) any contract rights of Seller which relate to revenue arising out of the publication of Issue #1 of GSN:Government Security News magazine and for which Seller is entitled to the revenue as provided in Section 4.

         (g) Any rights owned by Capitol Hill Publishing Corp. or The Hill newspaper.

1.3.     Assumed Liabilities and Excluded Liabilities.

         Purchaser hereby assumes and agrees to perform, pay or discharge, in accordance with their terms, and subject to the limitations contained herein, all of Seller's obligations and liabilities arising under or in connection with the following (collectively, the "Assumed Liabilities"):

         (a) all Advertiser Contracts, including any advertising commitments, production contracts and other contracts entered into by Seller and listed on Schedule 1.3(a);

         (b) all liabilities relating to the Assets other than the liabilities relating to Issue #1 of GSN:Government Security News magazine;

         (c) all Assigned Contracts, including any performance obligations under any of the Assigned Contracts.

         Except as expressly set forth herein, Purchaser shall not assume, pay or discharge, and shall not be liable for any liability, commitment or expense of Seller as a result of or arising from the conduct of Seller's GSN Business prior to the Closing, or from the conduct of its other businesses ("Excluded Liabilities").


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1.4.     Purchase Price

         The purchase price payable to Seller for the Assets (the "Purchase Price") shall be $125,000 of which (i) $25,000, payable by bank check or wire transfer in confirmed-availability funds to Seller's account, and (ii) $100,000 shall be payable in accordance with the Promissory Note of the Company in the form of Exhibit A (the "Promissory Note"). Seller acknowledges that the $25,000 referred to in (i) may be provided by Edward A. Tyler and Jacob Goodwin, which provision forms their capital contributions to the Purchaser.

1.5.     Closing

         The closing of such purchase of the Assets shall take place no later than October 15, 2003 at the offices of the Purchaser, 100 Avenue of the Americas, New York, New York, or such other time and place as the Seller and Purchaser may agree.

1.6.     Closing Deliveries

         (a) At the Closing, Seller shall deliver to Purchaser a Bill of Sale in the form attached as Schedule 1.6(a)-1, and Purchaser shall deliver to Seller an Assumption Agreement in the Form attached as Schedule 1.6(a)-2. Seller shall also deliver such additional endorsements, assignments and instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to Purchaser and its counsel, as may be reasonably requested by Purchaser in order to convey to Purchaser title and interest in the Assets, free and clear of all claims, charges, equities, liens, security interests and encumbrances except for the lien, if any, for current taxes not yet due and payable and other minor liens or encumbrances which do not materially affect the use or utility of the Assets ("Permitted Liens").

         (b) This Agreement shall not constitute an agreement to assign any claim, contract, sublease, lease, commitment, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto which has not been obtained as of the Closing, would constitute a breach thereof or in any way affect the rights of Purchaser or Seller thereunder. Upon Purchaser's request, Seller shall use its commercially reasonable efforts, without being required to incur out of pocket expense, to obtain the consent of any party to any Assigned Contract. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller shall cooperate with Purchaser in any reasonable arrangement at no expense to Seller designed to provide for Purchaser the benefits under any such claims, contracts, licenses, subleases, leases or commitments, including


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             enforcement for the benefit of Purchaser of any and all rights of
             Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Purchaser by Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

         (c) Purchaser shall pay all sales, transfer or stamp taxes, or similar charges, payable by reason of the sale of the Assets hereunder.

         (d) Purchaser shall deliver the Purchase Price to Seller at the Closing.

1.7.     Further Assurances

         Seller and Purchaser agree that, from time to time, whether before, at or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and assumption and take such other actions as may be reasonably necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

SECTION II - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

2.1. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. NCI has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by NCI and constitutes the legal, valid and binding obligation of NCI, enforceable in accordance with its terms, except as enforceability may be limited by laws of general application relating to bankruptcy, reorganization, moratorium, insolvency and debtors' relief and similar laws affecting the enforcement of creditors' rights, and by general principles of equity ("Debtors' Rights"). Neither the execution and delivery of this Agreement by NCI nor the consummation and performance of the transactions contemplated hereby will conflict with or violate any agreement to which NCI is a party or by which it is bound or any federal, state, local or other governmental law or ordinance.

2.2. Seller has duly filed, obtained extensions for the filing of or been included in all federal, state and local tax returns relating to the Assets and no tax returns relating to the Assets are required to be filed for foreign countries, provinces and any other governmental body having jurisdiction to levy taxes upon Seller and all material related information required to be filed or submitted by Seller as required by applicable law has been filed or


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         submitted, and has paid or accrued all taxes shown to be due on such returns and on all assessments received by it to the extent that such assessments have become due.

2.3. To the Knowledge of Seller, Seller has the right to use all the Assets being transferred to Purchaser hereunder. Subject to the provisions of
         Section 1.6(b), at the Closing, to the extent transferable without the consent of any third party, Seller shall convey to Purchaser good and valid title, or leasehold interest or other ownership or possessory interest in all of the Assets being transferred to Purchaser hereunder, free and clear of all mortgages, pledges, liens, conditional sales agreements, encumbrances, restrictions or charges of any kind or character other than Permitted Liens. For purposes of this Agreement, "Knowledge" means that actual knowledge of the President and Chief Financial Officer of Seller, without any requirement to make an independent investigation or inquiry.

2.4. All machinery and equipment and other items listed in Section 1.1(a) are being transferred to Purchaser to the extent permissible on an "as is" "where is" basis with no warranties of any kind being made by Seller.

SECTION III - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Closing that Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has full power and lawful authority to execute and deliver this Agreement and the Promissory Note and to consummate and perform the transactions contemplated hereby. This Agreement and the Promissory Note has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by Debtors' Rights. Neither the execution and delivery of this Agreement by Purchaser nor the consummation and performance of the transactions contemplated hereby (a) will conflict with or violate any agreement to which Purchaser is a party or by which it is bound or any federal, state, local or other governmental law or ordinance or (b) will require the authorization, approval or consent by, or any notice to or filing with, any third party.

SECTION IV - POST-CLOSING ADJUSTMENTS

All revenues and expenses accrued and accounted for in the books and records of Seller related to the publication of Issue #1 shall be for the account of Seller, and all revenues and expenses accrued related to all subsequent issues shall be for the account of Purchaser.

Any payments or demands for payment received by either party after the Closing which are for the other party's account shall be immediately forwarded to such other party and paid by such other party. Payments received shall be deemed made for the earliest open receivable.


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SECTION V - POST-CLOSING MATTERS

5.1      Extinguishment of Outstanding Liability to Printer

         Immediately upon receipt of the Purchase Price, Seller shall immediately pay from its own funds $27,096.67 to Publisherspress, Inc. of Shepherdsville, Kentucky, which is the full amount of its outstanding invoice for all its services performed related to Issue #1 of GSN: Government Security News magazine.

5.2      Cooperation in Litigation and Other Proceedings

         Subject to any limitations that are deemed necessary to preserve any applicable attorney-client privilege, each party shall, after the Closing, furnish or cause to be furnished to any other party, upon reasonable request, as promptly as practicable, such information and assistance relating to the Assets and the Seller's GSN Business as is reasonably necessary for the preparation for, the prosecution or defense of or the response to any pending or overtly threatened legal, administrative, arbitration or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, provided that this section is not intended to be applicable in the case of any adversary matter between the parties to this Agreement or to any matter that is covered by the indemnification sections of this Agreement. The party requesting such information and assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

5.3      Access to Records

         After the Closing, Seller and Purchaser shall grant to the other and shall cause any assignee of each to grant to the other, reasonable access and the opportunity to obtain copies of those books, records and accounts, correspondence, production records, employment records and other similar information as are transferred to Purchaser by Seller or the originals of which are retained by Seller, for the limited purposes of concluding Seller's involvement in Seller's GSN Business, including the collection of accounts receivable owed to the other or in connection with any legal or administrative proceeding or investigation involving Seller's GSN Business, and complying with applicable tax laws and other legal requirements. In addition, Purchaser shall, and shall cause its assignees to, make available such financial, accounting, tax, personnel or other information as may be reasonably requested by Seller in connection with winding up its involvement in Seller's GSN Business, dealing with post-Closing tax issues and like purposes. The cost of providing any such records, including a reasonable charge for in-house personnel, shall be paid by the party requesting copies of any books and records required to be delivered to Purchaser pursuant to this Agreement.

5.4      Insurance


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         From and after the Closing and for a period of at least one year,
         Seller shall maintain suitable "run-off" insurance covering any obligation it may have under this Agreement to Purchaser unless the Seller has sold all of its assets or otherwise ceased to conduct active business operations.

5.5      Advertising

         From and after the Closing, NCI shall provide to World on a space-available basis an advertisement for GSN: Government Security News in the publication The Hill of at least one-quarter page in every other month for a rate not to exceed $150 per page; provided that NCI shall own or control the management of The Hill and provided further that the Promissory Note is still outstanding and Purchaser is not in default thereunder.

5.6      Security.

         In order to secure Purchaser's obligations under the Promissory Note, the Purchaser shall grant a security interest in accordance with the Security Agreement in the form of Exhibit B hereto.

SECTION VI - INDEMNIFICATION

6.1.     Survival

         All representations and warranties of each of the parties hereto shall survive the Closing until the first anniversary of the Closing Date. All agreement of each of the parties hereto shall survive the Closing until the expiration of the applicable statute of limitation, notwithstanding any investigation at any time by or on behalf of the other party and shall not be considered waived by consummation of the transactions contemplated by this Agreement.

6.2.     Indemnification

         In addition to any indemnity obligations set forth in Section VII below, Seller shall indemnify, defend and hold harmless Purchaser from and against any claim, loss, liability, damage or expense (including reasonable fees and expenses of counsel) Purchaser may suffer, sustain or become subject to as a result of (i) any breach of any representation, warranty, covenant or other agreement of Seller contained in this Agreement or in any agreement, instrument, certificate or document delivered by Seller to Purchaser pursuant to the provisions of this Agreement and (ii) the failure by Seller to pay, perform or discharge any of Seller's obligations, liabilities, agreements or commitments not expressly assumed by Purchaser pursuant to this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against any claim, loss, liability, damage or expense (including reasonable fees and expenses of counsel) Seller may suffer, sustain or become subject to as a result of any breach of any representation, warranty, covenant or


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         other agreement of Purchaser contained in this Agreement or in any certificate or document delivered by Purchaser to Seller pursuant to the provisions of this Agreement or failure by Purchaser to pay, perform or discharge any of its obligations under this Agreement or any of the Assumed Liabilities.

6.3      Non-Exclusive Remedy

         From and after the Closing, the indemnification provided by this
         Article VI and under Article VII shall be in addition to any other remedy under this Agreement, at law or in equity, for any breach of representation, warranty, covenant, obligation or agreement in this Agreement.

6.4      Limitation of Liability

         In no event shall any party hereto be liable to any other party hereto for punitive, consequential or special damages in any action or dispute arising out of or relating to this Agreement, any related instrument or agreement or any transaction contemplated hereby or thereby. In no event shall the liability of Seller hereunder exceed the cash payments that it has received hereunder in respect of the Purchase Price.

SECTION VII - CERTAIN TAX MATTERS

7.1.     [Intentionally Omitted]


7.2.     Subsequent Liability

         If, subsequent to the Closing, any liability for Taxes relating to Seller is imposed on Purchaser with respect to any period prior to the Closing, then Seller shall indemnify and hold Purchaser harmless, from and against, and shall pay the full amount of such tax liability, including any interest, additions to tax and penalties thereon, together with interest on such additions to tax or penalties (as well as reasonable attorneys' or other fees and disbursements of Purchaser incurred in determination thereof or in connection therewith). Seller shall, at its sole expense and upon consultation with Purchaser, either settle any tax claim that may be the subject of indemnification under this Section 7.2 at such time and on such terms as it shall deem appropriate or assume the entire defense thereof, provided, however, that Seller shall in no event take any position in such settlement or defense that subjects Purchaser to any civil fraud or any civil or criminal penalty. Purchaser shall not settle any such claim without the express written consent of Seller, which consent shall not be unreasonably withheld.


ARTICLE VIII - MISCELLANEOUS


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8.1      Releases

         To the extent that any of the employees of Seller were bound by any agreements or covenants with or to Seller, not to compete or solicit, Seller shall waive such agreements or covenants with respect to their employment at Purchaser. Seller shall have received a general release from Ed Tyler and Jacob Goodwin relating to their engagement by NCI with respect to the GSN Business.

8.2      Nondisclosure; Publicity

         The parties to this Agreement shall not, at any time directly or through others, use, disclose, publish or otherwise disseminate any and all confidential information of the other parties discovered, developed or known as a consequence of their participation in the transactions contemplated by this Agreement, except that a party may disclose information to such party's attorney, accountant or financial advisors provided such third party is bound by the same duty of confidentiality as the party or as required by law or legal process. Information shall not be deemed to be confidential if it (i) is or becomes public knowledge other than as a result of breach of this Agreement by any party or any of its representatives; (ii) was known by a party prior to disclosure thereof; (iii) is made known to a party by a third party who is entitled to make such disclosure without restriction, penalty, or liability; or (iv) a party is required by law to disclose. None of the parties shall make any press release or public announcement with respect to the transactions contemplated by this Agreement without the prior approval of the other parties, except as may be required by law or regulations of securities exchanges. None of the parties shall make any press release or public announcement with respect to the transactions contemplated by this Agreement without the prior approval of the other parties, except as may be required by law or regulations of securities exchanges. Approvals under this Section 8.2 shall not be unreasonably withheld.

8.3      Notices

         Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by certified mail in any such case directed or addressed to the respective addresses set forth at the beginning of this Agreement; or (iv) transmitted by facsimile to a facsimile number provided for such purpose, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of certified mail, upon receipt of the written signature card indicating acceptance by addressee; and (d) in the case of facsimile notices, the Business Day following the date on which electronic indication of receipt is received. Any party may


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         change its address and provide a facsimile number by written notice to the other parties given in accordance with this Section 8.3.

8.4      Entire Agreement; Amendment; Waiver

         This Agreement, including the Schedules and Exhibits hereto and the other instruments, agreements and documents delivered pursuant to this Agreement contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. This Agreement shall not be amended or modified except by a writing duly executed by the parties hereto. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

8.5      Construction Principles

         As used in this Agreement, the singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

8.6      Counterparts

         This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

8.7      Severability

         If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the parties' expectations regarding this Agreement. Otherwise, the parties hereto agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

8.8      Binding Effect

         This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.


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8.9      Additional Documents and Laws

         Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

8.10     No Third Party Beneficiary

         This Agreement is made solely for the benefit of the parties hereto and their successors and permitted assigns and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

8.11     Expenses

         Except as specifically set forth in this Agreement, each of the parties shall pay their own out of pocket costs and expenses (including all legal and accounting fees incurred by it or by him) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement. Each of the parties represents that there are no brokers or finders fees or any other similar payment payable to any third party in connection with the transactions contemplated by this Agreement.

8.12     Governing Law; Arbitration

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof, including, without limitation, the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law who have practiced law for at least 10 years as an attorney in New York specializing in either general commercial litigation or general corporate and commercial matters. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.


         NEWS COMMUNICATIONS INC.           WORLD BUSINESS MEDIA, LLC

         By                                 By
           ------------------------            ------------------------------
         Name:                              Name:
               --------------------               ---------------------------
         Title:                             Title: Managing Member
               --------------------
         Date:                              Date:
              ----------------------             ----------------------------

                                                               Schedule 1.1(b)-1


Transferred Advertisers


All advertising contracts with GSN

                                                               Schedule 1.1(b)-2


                 Non-Advertiser Contracts Assigned to Purchaser

1. Lease Agreements between Dell Computer and News Communications Inc. covering the lease of 5 (five) Inspiron 1100 laptop computers, bearing lease numbers

003-006-238-000-004
003-006-238-000-007
003-006-238-000-008
001-006-238-000-001

2. Media Sponsorship Agreement between Equity International, Inc. and GSN Government Security News covering a Term starting May 28, 2003 to May 28, 2004.

                                                                 Schedule 1.1(i)

                              List of Domain Names


www.governmentsecuritynews.net

www.GSNMagazine.com

                                                                 Schedule 1.3(a)

         List of assumed advertising commitments, production contracts and other contracts

None.

                                                               Schedule 1.6(a)-1


                              Form of Bill of Sale

                                  BILL OF SALE

         This GENERAL ASSIGNMENT AND BILL OF SALE (the "Bill of Sale") is made as of this 30th day of September, 2003, by NEWS COMMUNCATIONS INC., a Nevada corporation (the "Assignor"), in favor of WORLD BUSINESS MEDIA, LLC, a New York limited liability company (the "Assignee").

                                 R E C I T A L S

         WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of September 30, 2003 (the "Agreement") pursuant to which Assignee is purchasing from Assignor, and Assignor is selling to Assignee, the Assets (as such term is defined in the Agreement); and

         WHEREAS, Assignor desires to assign, and the Assignee desires to acquire, all of Assignor's right, title and interest in and to the Assets.

         NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Acquired Assets. Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee, and Assignee hereby purchases, acquires and accepts from Assignor, all of Assignor's right, title and interest in and to the Assets.

         2. Terms of Agreement Controlling; Representations of the Parties. This Assignment is made pursuant to and is subject to the terms and conditions of the Agreement and does not confer any different, additional or inconsistent rights, duties or obligations from the terms of the Agreement. In the event of a conflict between the Assignment and the Agreement, the terms of the Agreement shall control.

         3. Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

         4. Successors and Assigns. This Bill of Sale shall be binding on and inure to the benefit of the successors and assigns of the parties to this Bill of Sale. Neither party hereto shall assign its rights or obligations under this Bill of Sale without the prior written consent of the other party to this Bill of Sale, which consent shall not be unreasonably withheld.

         5. Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

         7. Governing Law. This Bill of Sale shall be construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.


         IN WITNESS WHEREOF, the Assignor and Assignee have executed this Bill of Sale and Bill of Sale on the day and year first above written.

                                            ASSIGNOR:

                                            NEWS COMMUNICATIONS INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



                                            ASSIGNEE:

                                            WORLD BUSINESS MEDIA, LLC



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                                               Schedule 1.6(a)-2

                 Form of Instrument of Assumption of Liabilities


                     INSTRUMENT OF ASSUMPTION OF LIABILITIES

         This INSTRUMENT OF ASSUMPTION OF LIABILITIES (the "Assumption") is made as of this 30th day of September, 2003, by WORLD BUSINESS MEDIA, LLC, a New York limited liability company ("World"), in favor of NEWS COMMUNICATIONS, INC. , a Nevada corporation ("NCI"),.

                                 R E C I T A L S

         WHEREAS, NCI and World are parties to that certain Asset Purchase Agreement dated September 30, 2003 (the "Agreement") pursuant to which World is purchasing from NCI, and NCI is selling to World, the Assets (as such term is defined in the Agreement); and

         WHEREAS, the Agreement requires World to assume the Assumed Liabilities (as defined in the Agreement).

         NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Assumption of Liability. World hereby assumes and agrees to perform and timely pay and discharge the Assumed Liabilities.

         2. Terms of Agreement Controlling; Representations of the Parties. This Assumption is made pursuant to and is subject to the terms and conditions of the Agreement and does not confer any different, additional or inconsistent rights, duties or obligations from the terms of the Agreement. In the event of a conflict between the Assumption and the Agreement, the terms of the Agreement shall control.

         3. Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

         4. Successors and Assigns. This Instrument shall be binding on and inure to the benefit of the successors and assigns of the parties to this Assumption. Neither party hereto shall assign its rights or obligations under this Assumption without the prior written consent of the other party to this Assumption, which consent shall not be unreasonably withheld.

         5. Counterparts This Assumption may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Capitalized Terms Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

         7. Governing Law. This Assumption shall be construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.


         IN WITNESS WHEREOF, World and NCI have executed this Instrument of Assumption of Liabilities on the day and year first above written.



                                            NEWS COMMUNICATIONS INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------




                                            WORLD BUSINESS MEDIA, LLC



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                                                       EXHIBIT A

FORM OF PROMISSORY NOTE

                                 PROMISSORY NOTE

$100,000                                                      September 30, 2003

         FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of NEWS COMMUNICATIONS, INC. ("Payee"), the principal sum of One Hundred Thousand Dollars ($100,000), in lawful money of the United States according to the following schedule:


               Date                                   Amount
               ----                                   ------

               September 30, 2004                    $10,000

               September 30, 2005                    $10,000

               September 30, 2006                    $80,000

Interest shall accrue on the unpaid principal balance of this Note from September 30, 2003, until paid in full at the rate of 5% per annum, compounded annually. All accrued interest shall be due and payable on September 30, 2005. All payments made shall be credited first to principal and then to interest. This note may be pre-paid at any time in whole or in part, without penalty. This Note shall at the option of the holder hereof be immediately due and payable upon failure to make any payment due hereunder or upon the filing by any of the undersigned of an assignment for the benefit of creditors, bankruptcy, or for relief under any provisions of the Bankruptcy Code; or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty days, whereupon all such indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the undersigned,

         In the event this Note shall be in default, the undersigned agrees to pay all collection costs and expenses, including all reasonable attorney's fees. Any amounts not paid when due shall accrue interest at the rate of 20% per annum, or the highest rate allowed by applicable law.

         The obligations of the undersigned under this Note are secured by a security interest in all of the assets of the undersigned pursuant to a Security Agreement of even date herewith.

         The undersigned waives demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence by any holder or upon the discharge or release of any obligor hereunder or to this Note, or upon the exchange, substitution, or release of any collateral granted as security for this Note.

         This Note shall be governed by and construed in accordance with the laws of the State of New York.

         This Note and all the provisions, conditions, promises and covenants hereof shall inure to the benefit of Lender, its successors and assigns, and shall be binding in accordance with the terms hereof upon Borrower, its successors and assigns.


WORLD BUSINESS MEDIA, LLC


By
  -----------------------
Its: Managing Member